Exhibit 99.1

News Release

Hess Midstream Partners LP Announces Closing of $550 Million of Senior Notes Due 2028

HOUSTON, December 10, 2019 – Hess Midstream Partners LP (“HESM”) today announced the closing of its offering of $550 million aggregate principal amount of 5.125% senior notes due 2028 (the “Notes”) at par. HESM intends to use the net proceeds from the offering to finance the acquisition of Hess Infrastructure Partners LP (“HIP”), including to repay borrowings under HIP’s credit facilities, partially fund the distribution to HIP’s sponsors, and pay related fees and expenses.

The Notes are being sold only to “qualified institutional buyers” in the United States pursuant to Rule 144A and outside the United States to non-U.S. Persons in compliance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About HESM

HESM is a fee-based, growth-oriented, traditional master limited partnership that was formed to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess Corporation and third-party customers. HESM’s assets are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota.

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on HESM’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including, without limitation, the ability of the HESM to satisfy the conditions to completion of the reorganization, general market and economic conditions, changes in law and government regulations and other matters affecting the business of HESM, and the other risks described in the offering memorandum. While HESM may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Please refer to HESM’s publicly filed documents, including the most recent Forms 10-K and 10-Q for additional information about HESM and about the risks and uncertainties related to HESM’s business which may affect the statements made in this press release.

Contacts

Investors:

Jennifer Gordon

Director – Investor Relations

(212) 536-8244, jgordon@hess.com

Media:

Robert Young

(713) 496-6076

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